China Fire Reports Record Second Quarter 2007 Results

BEIJING, August 14, 2007 -- China Fire & Security Group, Inc. (NASDAQ: CFSG), a leading industrial fire protection products and solutions provider in China announced its financial results for the quarter ended June 30, 2007. The Company will host a conference call to discuss these results after the market closes.

Q2 Highlights
•	Revenues increase 37.9 % compared to Q2 last year to a record $11.5 million
•	Company reports pro forma net income of $3.9 million and EPS of $0.14
•	In June, Company signs total solutions contract with Anshan Iron & Steel for $7.6 million
•	Approved to list on NASDAQ Capital Market

Revenue increased for the second consecutive quarter to a record $11.5 million, up 37.9 percent from $8.4 million for the second quarter 2006. This increase was a result of further penetration of the Company’s customer base across various industries and improved sales execution. Total solutions accounted for 85.6 percent of revenue with product sales representing 13.3 percent and maintenance services comprising the balance of revenue. Gross profit for the quarter increased 31.9 percent to $6.3 million from $4.8 million for the comparable period last year with gross margins slightly lower than the same quarter a year ago at 54.6 percent in 2007. Gross margins decreased from last year as the Company utilized a higher percentage of third party products which tend to carry lower margins.

“We are pleased to report another consecutive quarter of record revenues despite a challenging second quarter 2006 comparison as we continue to see strong demand from new and existing clients,” commented Mr. Brian Lin, Chief Executive Officer of China Fire & Security Group, Inc. “During the second quarter we made further progress in product development and market expansion while positioning the Company for future growth. The successful win of total solution contract from Anshan Iron and Steel Group demonstrates China Fire’s capacity to further penetrate the sector, as the China Fire Protection Bureau is increasingly becoming more stringent on compliance.”

Operating expenses increased 128.8 percent to $2.8 million during the second quarter as the Company increased sales and marketing initiatives to further establish the Company’s products in the market while also incurring higher public company expenses compared to the same quarter last year. Income from operations was $3.5 million which was relatively unchanged from the second quarter last year. GAAP net income increased 16.8 percent to $4.2 million for the second quarter of 2007 with earnings per weighted average diluted share increasing to $0.16. Excluding a non cash gain of $0.4 million related to Change in fair value of derivative instruments during the quarter, pro forma net income increased to $3.9 million with earnings per weighted average diluted share of $0.14.

“During the second quarter we significantly ramped up our sales and marketing efforts as we targeted new customers, introduced new products and sought industry verticals to penetrate,” Mr. Lin continued. “We continue to believe that our core industrial market represents at least a $1 billion opportunity and we are confident given our industry leading product suite, value added proposition for manufacturers and increasing government regulations that we will capture a significant portion of the business in the future.”

Six Month Financial Results

Revenue for the first six months of 2007 was $21.0 million, up 40.1 percent from $15.0 million in revenue for the first six months of 2006. Gross profit for the period increased 36.4 percent to $11.3 million. Income from operations increased 19.6 percent to $6.8 million as the Company benefited from increased revenue which was offset by higher operating expenses. GAAP net income increased 43.9 percent to $8.4 million with earnings per weighted average diluted share increasing to $0.31. Excluding non cash charges related to Change in fair value of derivative instruments and expenses, proforma net income increased 23.2 percent to $7.2 million or $0.26 per weighted average diluted share.

The Company continues to maintain a strong financial position. As of June 30, 2007, China Fire had $8.5 million in cash and cash equivalents, working capital of $28.9 million and no long-term debt. For the second quarter 2007, day sales outstanding or DSOs, were 127, down from DSOs of 145 in the first quarter 2007. Shareholders’ equity stood at $35.8 million, up from $25.0 million at the end of 2006.

“We have been working diligently on improving our operational efficiencies and expect both further revenue growth and margin improvement to contribute to a record 2007. Given our strong results thus far through 2007, we are confident that we are going to deliver full year results above our stated “make good” comprehensive income target of $13.0 million and $0.46 in earnings per share associated with our October 2006 private placement. We expect this momentum to continue in 2008 as we look to maintain our number one industry position and report another record year,” concluded Mr. Lin.

Teleconference Information

The conference call will take place at 4:15 p.m. EDT on Tuesday, August 14, 2007. Interested participants should call 1-866-328-4270 when calling within the United States or 1-480-629-9563 when calling internationally. There will be a playback available until 11:59 p.m. eastern time August 21, 2007. To listen to the playback, please call 1-800-406-7325 when calling within the United States or 1-303-590-3030 when calling internationally. Please use pass code 3769237 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=0000435A or at ViaVid's website at www.viavid.net. The webcast can be accessed through September 14, 2007.

China Fire & Security Group, Inc., through its wholly owned subsidiaries, Sureland Industrial Fire Safety Limited ("Sureland") and Sureland Industrial Fire Equipment (Beijing) Limited ("Sureland Equipment"), is engaged primarily in the design, development, manufacture and sale in China of a variety of fire safety products for the industrial fire safety market and the design and installation of industrial fire safety systems in which it uses its own fire safety products. It also provides maintenance services for customers of its industrial fire safety systems.

Headquartered in Beijing with over 30 sales and project offices throughout China, Sureland markets its industrial fire safety products and systems primarily to major companies in the iron and steel, power and petrochemical industries in China. It is developing and expanding its business in other industrial sectors including transportation, wine and tobacco, vessels, nuclear energy, and public space markets.

Cautionary Statement Regarding Forward Looking Information

This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward- looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Fire & Security Groups' future performance, operations and products. This and other "Risk Factors" contained in China Fire & Security Groups' public filings with the SEC.

CHINA FIRE & SECURITY GROUP, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS UNIPRO FINANCIAL SERVICES, INC.)
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
REVENUES
System contracting projects	$9,887,878	$4,100,476	$17,164,386	$8,322,758
Products	1,538,049	4,138,369	3,639,805	6,507,601
Maintenance Services	121,258	132,888	242,456	195,724
Total revenues	11,547,185	8,371,733	21,046,647	15,026,083

COST OF REVENUES
System contracting projects	4,379,902	2,092,985	8,024,570	4,748,617
Products	811,081	1,474,627	1,639,783	1,940,888
Maintenance Services	46,689	19,014	56,874	35,495
Total cost of revenues	5,237,672	3,586,626	9,721,227	6,725,000

GROSS PROFIT	6,309,513	4,785,107	11,325,420	8,301,083

OPERATING EXPENSE
Selling and marketing	1,210,100	267,180	1,761,509	849,080
General and administrative	1,174,309	590,685	2,185,353	1,092,414
Depreciation and amortization	133,056	132,889	259,539	269,778
Research and development	267,626	226,548	317,921	403,520
Total operating expense	2,785,091	1,217,302	4,524,322	2,614,792

INCOME FROM OPERATIONS	3,524,422	3,567,805	6,801,098	5,686,291

OTHER INCOME (EXPENSE)
Other income	323,702	128,091	327,998	225,484
Other expense	(2,146)	-	(6,417)	-
Interest income	24,915	4,372	44,170	6,080
Interest expense	-	(43,019)	-	(43,019)
Change in fair value of derivative instruments	371,628		1,205,791
Total other income (expense)	718,099	89,444	1,571,542	188,545

INCOME BEFORE PROVISION FOR INCOME TAXES
AND MINORITY INTEREST	4,242,521	3,657,249	8,372,640	5,874,836

PROVISION FOR INCOME TAXES	-	43,144	-	56,800

NET INCOME BEFORE MINORITY INTEREST	4,242,521	3,614,105	8,372,640	5,818,036

MINORITY INTEREST	-	(18,890)	-	-

NET INCOME	4,242,521	3,632,995	8,372,640	5,818,036

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	514,775	32,993	810,334	120,677

COMPREHENSIVE INCOME	$4,757,296	$3,665,988	$9,182,974	$5,938,713

WEIGHTED AVERAGE NUMBER OF SHARES - BASIC	26,461,678	24,000,000	26,461,678	24,000,000

WEIGHTED AVERAGE NUMBER OF SHARES - DILUTED	27,164,207	24,000,000	27,085,807	24,000,000

EARNING PER SHARE - BASIC	$0.16	$0.15	$0.32	$0.24

EARNING PER SHARE - DILUTED	$0.16	$0.15	$0.31	$0.24

CHINA FIRE & SECURITY GROUP, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS UNIPRO FINANCIAL SERVICES, INC.)

CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2007 AND DECEMBER 31, 2006

ASSETS
	June 30,	December 31,
	2007	2006
	Unaudited
CURRENT ASSETS:
Cash	$8,487,318	$9,426,091
Restricted cash	894,494	1,622,833
Accounts receivable, net of allowance for doubtful accounts of $1,496,398 and $1,252,947 as of June 30, 2007 and December 31, 2006, respectively	14,377,790	12,878,665
Accounts receivable - related party	-	333,056
Notes receivable	1,550,911	903,425
Other receivables	1,993,014	785,111
Other receivables - related party	-	90,008
Inventories	4,741,890	4,190,830
Costs and estimated earnings in excess of billings	12,258,012	9,020,122
Employee advances	2,186,930	1,648,560
Prepayments and deferred expenses	2,557,245	2,396,571
Total current assets	49,047,604	43,295,272

PLANT AND EQUIPMENT, net	3,929,627	3,529,808

OTHER ASSETS:
Accounts receivable - retentions	667,103	383,375
Deferred expenses - non current	-	40,830
Advances on building purchases	896,865	-
Investment in joint venture	149,910	501,288
Land use rights, net of accumulated amortization	565,797	558,255
Technology rights, net of accumulated amortization	598,599	-
Total other assets	2,878,274	1,483,748

Total assets	$55,855,505	$48,308,828

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$5,553,119	$5,796,979
Accounts payable - related party	-	320,754
Customer deposits	8,335,538	2,713,451
Billings in excess of costs and estimated earnings	2,331,174	8,867,624
Other payables	826,569	388,434
Other payables - related party	-	50,523
Accrued liabilities	2,898,232	1,891,628
Taxes payable	162,204	619,949
Total current liabilities	20,106,836	20,649,342

DERIVATIVE INSTRUMENT LIABILITIES	-	2,680,811

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value, 65,000,000 shares authorized,
26,461,678 shares issued and outstanding	26,462	26,462
Additional paid-in-capital	14,980,191	13,393,171
Statutory reserves	3,123,127	3,728,127
Retained earnings	15,743,033	6,765,393
Accumulated other comprehensive income	1,875,856	1,065,522
Total shareholders' equity	35,748,669	24,978,675

Total liabilities and shareholders' equity	$55,855,505	$48,308,828

China Fire & Security Group, Inc.:
Brian Lin, CEO
Tel: +86-10-8589-7509
Email: ir@chinafiresecurity.com